Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post Effective Amendment No. 1 to Registration Statement (Form S-8/A No. 333-113341) of Bookham, Inc. pertaining to the registration of employee stock options issued under the New Focus, Inc. 1990 Incentive Stock Plan, as amended, the New Focus, Inc. 1998 Stock Plan, the New Focus, Inc. 1999 Stock Plan, the New Focus, Inc. 2000 Director Stock Option Plan, as amended and the New Focus, Inc. 2000 Stock Plan, as amended of our report dated April 8, 2004 with respect to the consolidated financial statements of Bookham Technology, plc included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG LLP
Reading, England
September 14, 2004